Exhibit 11.1


                                                      MAYNARD OIL COMPANY AND SUBSIDIARIES
                                          Computations of Primary and Fully Diluted Earnings Per Share
                                                       Three years ended December 31, 1995


                                                                                 Year ended December 31,
         COMPUTATIONS OF PRIMARY EARNINGS PER SHARE                       1995              1994           1993
                                                                          ----              ----           ----

         Net income                                                    $3,023,107        $ 943,216      $2,253,726
                                                                       ==========        =========      ==========
         Weighted average common shares
           outstanding                                                  4,890,708        4,891,592       4,894,829
                                                                       ==========        =========      ==========

         Net income per common share                                      $.61813          $.19282         $.46043
                                                                       ==========        =========      ==========

         COMPUTATIONS OF FULLY DILUTED EARNINGS PER SHARE

         Net income                                                    $3,023,107        $ 943,216      $2,253,726
                                                                       ==========        =========      ==========

         Weighted average common shares outstanding                     4,890,708        4,891,592       4,894,829
                                                                       ==========        =========      ==========
         Increase in weighted average common shares
           outstanding from assumed exercise of
           common stock options                                             --              21,600          37,121

         Weighted average common and common
           equivalent shares                                            4,890,708        4,913,192       4,931,950

         Net income per common and common
           equivalent shares                                              $.61813          $.19198         $.45696
                                                                       ==========        =========      ==========

